MUNICIPAL MORTGAGE & EQUITY, LLC

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the 29th day of March, 2010, by and between Municipal Mortgage & Equity, LLC, a Delaware limited liability company (“Employer”) and Michael L. Falcone (“Employee”).

WHEREAS, Employer is engaged in the business of providing real estate finance services, with a particular emphasis on tax exempt bonds for the multi-family housing segment;

WHEREAS, Employee has particular skill, experience and background in real estate finance services of the type in which the Employer primarily engages; and

WHEREAS, Employer and Employee desire to enter into an employment relationship, the terms of which are to be set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1. Employment and Duties. Employer agrees to hire Employee, and Employee agrees to be employed by Employer, as Chief Executive Officer on the terms and conditions provided in this Agreement. Employee shall perform the duties and responsibilities reasonably determined from time to time by the Board of Directors (“Board”) of the Employer consistent with the types of duties and responsibilities typically performed by a person serving as Chief Executive Officer of businesses similar to that of Employer. Employee agrees to devote Employee’s best efforts and full time attention and skill in performing the duties of this position. Provided that such activity shall not violate any provision of this Agreement (including the noncompetition provisions of Section 8 below) or materially interfere with his/her performance of Employee’s duties hereunder, nothing herein shall prohibit Employee (a) from participating in any other business activities approved in advance by the (“Board”) in accordance with any terms and conditions of such approval, such approval not to be unreasonably withheld or delayed, (b) from engaging in charitable, civic, fraternal or trade group activities, or (c) from investing in other non-competitive entities or business ventures.

2. Compensation. As compensation for performing the services required by this Agreement, and during the term of this Agreement, Employee shall be compensated as follows:

(a) Base Compensation. Employer shall pay to Employee a salary (“Base Compensation”) at the annual rate of $500,000, payable in accordance with the general policies and procedures of Employer for payment of salaries to executive personnel, but in any event no less frequently than every two weeks, in substantially equal installments, subject to withholding for applicable federal, state and local taxes. Increases in Base Compensation, if any, shall be determined by the Compensation Committee of the Board of Directors (the “Board”). During the term of this Agreement, Employee’s annual Base Compensation shall not be reduced below the initial Base Compensation set forth above.

(b) Incentive Compensation. In addition to Employee’s Base Compensation, Employee shall be eligible to receive additional compensation (“Incentive Compensation”), pursuant to this Agreement payable in cash, shares, options or otherwise as determined by the Compensation Committee based on individual and company performance.

3. Employee Benefits. During the Term of this Agreement, Employee and his/her eligible dependents shall have the right to participate in any retirement, pension, insurance, health or other benefit plan or program adopted by Employer (or in which Employer participates) to the same extent as any other officer of the Employer, subject, in the case of a plan or program, to all of the terms and conditions thereof, and to any limitations imposed by law.

4. Vacation, Sickness and Leaves of Absence. Employee shall be entitled to the normal and customary amount of paid vacation provided to officers of Employer, but in any event not more than five (5) weeks paid vacation during each fiscal year. Employee shall provide Employer with reasonable notice of anticipated vacation dates. Any vacation days that are not taken in a given fiscal year shall accrue and carryover from year to year, and, upon any termination of this Agreement for any reason whatsoever, all accrued and unused vacation time will be paid to Employee within ten (10) days of such termination based on his annual rate of Base Compensation in effect on the date of such termination; provided, however, that no more than ten (10) days of accrued vacation may be carried over at any time. In addition, Employee shall be entitled to such sick leave and holidays, with pay, as Employer provides to other officers. Up to ten (10) days of unused sick leave shall be carried forward or compensated upon termination of employment.

5. Expenses. Employee shall be entitled to receive, within a reasonable period of time after Employee has delivered to Employer an itemized statement thereof, and after presentation of such invoices or similar records as the Employer may reasonably require, reimbursement for all necessary and reasonable expenses incurred by Employee in connection with the performance of his/her duties.

6. Term. The term of this Agreement shall be for three (3) years (the “Term”), commencing on March 29, 2010 (the “Effective Date”) and ending on December 31, 2012. The term of this Agreement in effect at any given time is herein referred to as the “Term”. Any termination of this Agreement shall be subject to Section 7 below.

7. Termination and Termination Benefits.

(a) Termination by Employer.

(i) Without Cause. Employer may terminate this Agreement and Employee’s employment at any time upon ninety (90) days prior written notice to Employee, during which period Employer shall have the option to require Employee to continue to perform his duties under this Agreement. Employee shall be paid (at a time consistent with the payment terms for compensation under this Agreement) his Base Compensation and all other benefits to which he is entitled under this Agreement up through the effective date of termination. In addition, Employee shall become fully vested in any and all outstanding or deferred share awards, share options or other type of award made to Employee but not yet vested at the time of such termination under the Employer’s Share Incentive Plans.

(ii) With Cause. Employer may terminate this Agreement with “Cause” upon written notice to Employee. In such event, Employee shall be paid (at a time consistent with the payment terms for compensation under this Agreement) his/her Base Compensation and all other benefits to which he/she is entitled under this Agreement up through the effective date of termination. For purposes of this Section, termination for “Cause” shall mean (A) acts or omissions by the Employee with respect to the Employer which constitute intentional misconduct or a knowing violation of law; (B) receipt by the Employee, in knowing violation of the law, of more than de minimis money, property or services from the Employer or from another person dealing with Employer in violation of law or this Agreement, provided, however that inadvertent expense account errors shall not constitute a violation of this clause, (C) breach by Employee of the of the noncompetition provisions of this Agreement, (D) breach by the Employee of his/her duty of loyalty to the Employer as set forth in the policy statements of Employer, (E) gross negligence by the Employee in the performance of his/her duties, (F) repeated failure by Employee to perform services that have been reasonably requested of him by the Board and that are ordinarily within the scope of Employee’s duties, (G) unappealable conviction of a crime (other than minor traffic violations). Before terminating Employee’s employment for Cause under clauses (A) – (G) above, Employer will specify in writing to Employee the nature of the act, omission, refusal or failure that it deems to constitute Cause.

(iii) Disability. If due to illness, physical or mental disability, or other incapacity, Employee shall fail to perform the duties required by this Agreement, Employer may terminate this Agreement upon 30 days written notice to Employee. In such event, Employee shall be paid (at a time consistent with the payment terms for compensation under this Agreement) his Base Compensation and receive all benefits owing to him under this Agreement through the effective date of termination. In addition, Employee shall become fully vested in any and all outstanding restricted or deferred share awards, share options or other type of award made to Employee, but not yet vested at the time of such termination under the Employer’s Share Incentive Plans. Employee shall be considered disabled under this paragraph if he is unable to work due to disability for a total of 120 or more business days during any 12-month period. Nothing in this paragraph shall be construed to limit Employee’s rights to the benefits of any disability insurance policy provided by Employer and this Section shall not be construed as varying the terms of any such policy in any manner adverse to Employee.

(b) Termination by Employee. Employee may terminate this Agreement for good reason upon 30 days prior written notice to Employer. In such event, Employee shall be paid (at a time consistent with the payment terms for compensation under this Agreement) his Base Compensation and shall receive all benefits through the date of termination. Employee shall become fully vested in any and all outstanding restricted or deferred share awards, share options or other type of award made to Employee, but not yet vested at the time of such termination under the Employer’s Share Incentive Plans. Employee shall have “good reason” to terminate his employment if (i) Employee’s Base Compensation, as in effect at any given time, shall be reduced without Employee’s consent, (ii) Employer shall fail to provide any of the material payments or benefits provided for under this Agreement; (iii) Employer shall require Employee to take any action which would be a violation of federal, state or local criminal law. Notwithstanding the foregoing provisions of the definition of “good reason”, (i) good reason shall not be deemed to exist unless the Employee provides notice of the good reason event or condition within 60 days of the occurrence of such event or condition; and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes good reason, the Employer shall have 30 days from the date that notice of such a termination is given to cure such event or condition and, if the Employer does so, such event or condition shall not constitute good reason under the Agreement.

(c) Termination By Employee After 18 Months from the Effective Date of this Agreement. Employee may terminate this Agreement at any time after July 1, 2011, by providing the Employer with thirty (30) days written notice of his intent to do so. In such event, Employer will pay Employee $500,000 (“Early Termination Compensation”). Subject to Section 10(f), Early Termination Compensation shall be paid in four equal quarterly payments beginning on the first day of the first calendar month following the termination date. In the event of termination by Employee under this paragraph 7(c), Employee will not be entitled to any unvested outstanding restricted or deferred share awards, share options or other type of award made to Employee, but not yet vested at the time of such termination under the Employer’s Share Incentive Plans.

(d) Termination Compensation for Termination Without Cause or for Good Reason. In the event of a termination of this Agreement prior to the end of the Term, pursuant to Section 7(a)(i), 7(a)(iii) or 7(b), Employer, in addition to the Base Compensation and benefits (if any) payable as provided in such sections, shall pay to Employee additional compensation (“Termination Compensation”) of $1,000,000. Subject to Section 10(f), Termination Compensation shall be paid in four equal quarterly payments beginning on the first day of the first calendar month following the termination date. In addition, Employee shall become fully vested in any and all outstanding deferred share awards, share options or any other type of award made to Employee.

(e) Death Benefit. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Employee’s death. In such event, Employee’s estate shall be paid $1,000,000. To the extent of any insurance carried by Employer on Employee’s life, the death benefit shall be payable in a lump sum within five (5) business days of Employer’s receipt of the insurance proceeds; twenty-five percent (25%) of any portion of the death benefit not covered by insurance shall be paid immediately upon the Employee’s death, but in no event later than 90 days following the date of such death, and the remaining seventy-five percent (75%) of the Death Benefit shall be paid in equal installments payable on the first day of each calendar quarter following Employee’s death. Employer shall carry as much life insurance on Employee’s life as the Board may from time to time determine. In addition, upon Employee’s death, all outstanding restricted or deferred share awards, share options or other type of award made to Employee, but not yet vested at the time of death under the Employer’s Share Incentive Plans shall be considered vested and paid out to Employee’s estate.

8. Covenant Not to Compete.

(a) Noncompetition. From and after the Effective Date and continuing for the longer of (i) twelve (12) months following the expiration or termination of this Agreement or (ii) the remainder of the Term of this Agreement, Employee shall not without the prior written consent of the Board (w) become employed by, or undertake to work for, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, shareholder, associate or consultant of or to, any person, partnership, corporation or other business entity which is in the business of investing in or providing Asset Management services on debt and equity investments in multifamily real estate (“Business of the Company”), (x) solicit any employee of Employer to change employment or (y) solicit in connection with any matter that relates to the Business of the Company any client, customer or investor of Employer or any of its subsidiaries which closed (in any capacity) a transaction with Employer or any of its subsidiaries during the thirty-six (36) months preceding Employee’s termination, or (z) disclose proprietary or confidential information of the Employer or its subsidiaries, including without limitation, tax, deal structuring, pricing, customer, client, revenue, expense, or other similar information; provided, however, if Employer terminates Employee without cause under Section 7(a)(i) or as a result of a disability under Section 7(a)(iii), or if Employee terminates his employment for good reason under Section 7(b), clause (w) of this paragraph (a) shall not apply.

(b) Reasonable Restrictions. Employee acknowledges that the restrictions of subparagraph (a) above are reasonable, fair and equitable in scope, term and duration, are necessary to protect the legitimate business interests of Employer, and are a material inducement to Employer to enter into this Agreement. Employer and Employee both agree that in the event a court shall determine any portion of the restrictions in subparagraph (a) are not reasonable, the court may change such restrictions, including without limitation the geographical restrictions and the duration restrictions, to reflect a restriction which the court will enforce as reasonable.

(c) Specific Performance. Employee acknowledges that the obligations undertaken by him/her pursuant to this Agreement are unique and that if Employee shall fail to abide by any of the restrictions set forth in subparagraph (a), Employer will suffer harm for which there is no adequate remedy at law. Employee therefore confirms that Employer shall have the right, in the event of a violation of subparagraph (a), to injunctive relief to enforce the terms of this Section 8 in addition to any other remedies available at law or in equity.

9. Indemnification and Liability Insurance. Employer hereby agrees to defend, indemnify and hold Employee harmless, to the maximum extent allowed by law, from any and all liability for acts or omissions of Employee performed in the course of Employee’s employment (or reasonably believed by Employee to be within the scope of his/her employment). Employer shall at all times carry Director and Officer liability insurance in commercially reasonable amounts, but in any event not less than Five Million Dollars ($5,000,000).

10. Miscellaneous.

(a) Complete Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters set forth herein and supersedes all prior understandings and agreements between the parties as to such matters. No amendments or modifications shall be binding unless set forth in writing and signed by both parties.

(b) Successors and Assigns. Neither party may assign its rights or interest under this Agreement without the prior written consent of the other party, except that Employer’s interest in this Agreement may be assigned to a successor by operation of law or to a purchaser purchasing substantially all of Employer’s business, and Employee’s benefits under this Agreement may be assigned by operation of law to Employee’s heirs, devisees and personal representatives. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective permitted successors and assigns.

(c) Severability. Each provision of this Agreement is severable, such that if any part of this Agreement shall be deemed invalid or unenforceable, the balance of this Agreement shall be enforced so as to give effect as to the intent of the parties.

(d) Representations of Employer. Employer represents and warrants to Employee that it has the requisite limited liability company power to enter into this Agreement and perform the terms hereof and that the execution, delivery and performance of this Agreement have been duly authorized by all appropriate company action.

(e) Construction. This Agreement shall be governed in all respects by the internal laws of the State of Maryland (excluding reference to principles of conflicts of law). As used herein, the singular shall include the plural, the plural shall include the singular, and the use of any pronoun shall be construed to refer to the masculine, feminine or neuter, all as the context may require.

(f) Compliance with Section 409A. Notwithstanding any other provision in this Agreement to the contrary, the Employee shall not be entitled to any payment pursuant to this Agreement prior to the earliest date permitted under Section 409A of the Code. To the extent that any severance amount payable in this Agreement constitutes deferred compensation that is subject to Section 409A of the Code, payments shall commence on the first day of the first calendar month following the Employee’s “Separation form Service”, as defined below. To the extent such payments are required to be delayed six months pursuant to the special rules of Section 409A of the Code related to “specified employees,” each affected payment shall be delayed until six months after the Employee’s termination of employment, with the first such payment being a lump sum equal to the aggregate payments the Employee would have received during such six-month period if no payment delay had been imposed. Any such delayed payments or distributions shall be paid to the Employee on the first business day of the seventh month following the Employee’s termination of employment. A “Separation from Service” means an anticipated permanent reduction in the level of services performed by the Employee to 20% or less of the average level of services performed by the Employee over the immediately preceding 36 month period (or the full period during which the Employee performed services for the Employer, if that is less than 36 months) (treating all members of the controlled group of corporations or group of trades or business under common control with the Employer as a single employer for this purpose).

(g) Other Awards, Options or Equity Based Compensation. To the extent Employee shall become vested in outstanding deferred share awards, options or other equity-based compensation in connection with certain terminations of employment, unless otherwise specified in this Agreement, such awards shall remain payable or exercisable under the terms of the applicable award agreement.

(h) Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed given on the date sent if delivered by hand or by facsimile, and on the next business day if sent by overnight courier or by United States mail, postage prepaid, to each party at the following address (or at such other address as a party may specify by notice under this section):

If to Employer:

Municipal Mortgage & Equity, LLC
621 East Pratt Street
Suite 300
Baltimore, Maryland 21202
Facsimile: (410) 727-5387
Attention: Chairman of the Board

If to Employee:

Michael L. Falcone
8 Edgewood Road
Baltimore, Maryland 21210

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement on the date and year written below.

EMPLOYER:

MUNICIPAL MORTGAGE & EQUITY, LLC

By:/s/ David Kay
Name: David Kay
Title: Chief Financial Officer

Date: March 29, 2010

EMPLOYEE:

By:/s/ Michael L. Falcone
Name: Michael L. Falcone
Date: March 29, 2010